Exhibit 99.1

Golden Pond Healthcare, Inc. Announces Liquidation and Dissolution

DARIEN, CT, NOVEMBER 3, 2009 — Golden Pond Healthcare, Inc. (NYSE Amex: GPH) (the “Company”) today announced that, in accordance with its amended and restated certificate of incorporation and applicable law, its corporate existence will terminate on November 6, 2009.

The Company also announced that its board of directors on October 22, 2009, adopted a plan of liquidation to become effective on November 6, 2009. In accordance with the plan of liquidation, the Company will instruct the trustee of the trust account established in connection with the Company’s initial public offering, to distribute the proceeds of the trust account (net of accrued interest to be disbursed to the Company to pay certain expenses associated with the Company’s expiration and winding up) to the Company’s public stockholders following the termination of the Company’s existence. Payable upon presentation, distributions will be made to holders of shares of the Company’s common stock that were issued in the initial public offering. Stockholders whose stock is held in “street name” through a broker will automatically receive payment through the Depository Trust Company. The distribution is expected to be approximately $7.88 per share.

In accordance with the Company’s amended and restated certificate of incorporation and the terms of its initial public offering, no payments will be made in respect of the Company’s outstanding warrants (which will expire worthless on November 6, 2009) or to any of the Company’s initial stockholders with respect to the shares owned by them prior to the initial public offering. In addition, the underwriters of the Company’s initial public offering will forfeit any rights or claims to their deferred underwriting fees held in the trust account.

NYSE Amex is expected to suspend the trading, and the Company’s transfer agent will be instructed to cease recording transfers, of the Company’s units, common stock and warrants on November 6, 2009. The Company intends to submit a Certification of Termination of Registration on Form 15 to the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities Exchange Act of 1934, as amended.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. The factors that could cause actual results to differ from forward-looking statements contained herein include the risks and uncertainties set forth in the Company’s filings with the U.S. Securities and Exchange Commission (available at www.sec.gov).